Exhibit 10.2

675 Massachusetts Avenue, 14th Floor

Cambridge, MA 02139

January 10, 2025

Esther Rajavelu

Re:	Interim Period Agreement

Dear Esther:

The Board of Directors (the “Board”) of Spero Therapeutics, Inc., a Delaware corporation (the “Company”), has asked you to serve, and you have agreed to serve, as the interim President and Chief Executive Officer of the Company during the period that Satyavrat Shukla remains on administrative leave commencing January 10, 2025 (the “Interim Period”). This letter agreement (this “Agreement”) supplements and amends your Employment Agreement with the Company, dated October 31, 2023 (the “Employment Agreement”).

1.

During the Interim Period, you will serve as the President and Chief Executive Officer and principal executive officer of the Company reporting to the Board. You will have such duties and responsibilities as are reasonably determined by the Board and are consistent with the duties customarily performed by a President and Chief Executive Officer of a similarly situated company in the United States.

2.	During the Interim Period, you will also continue to serve as the Chief Financial Officer and Chief Business Officer of the Company, although you will report to the Board in this capacity as well.

3.

You accept the appointment upon the terms and conditions set forth herein and in the Employment Agreement, and you agree to perform such duties and discharge such responsibilities to the best of your ability. You will devote substantially all of your business time and energies to the business and affairs of Company, subject to the terms of Section 1 of the Employment Agreement.

4.

During this Interim Period, in addition to the Base Salary set forth in Section 3(a) of the Employment Agreement, the Company will pay you an additional monthly amount of $20,000, for each full calendar month during the Interim Period (the “Additional Payment”). The Additional Payment will terminate on the last day of the Interim Period. The Additional Payment will be prorated for the first and last month during the Interim Period for any partial month of service. The Company will pay you the Additional Payment in substantially equal periodic installments in accordance with Company’s payroll practices in effect during the Interim Period and will deduct from each such installment all amounts required to be deducted or withheld under applicable law.

5.

The Company anticipates that at the end of the Interim Period you will cease to serve as the Company’s President and Chief Executive Officer and revert to serving as the Company’s Chief Financial Officer and Chief Business Officer in accordance with the terms of the Employment Agreement.

6.

The reversion of your duties, authority and responsibilities from President and Chief Executive Officer following the Interim Period to the duties, authority and responsibilities solely of the Chief Financial Officer and Chief Business Officer and the termination of the Additional Payment at the conclusion of the Interim Period will not be deemed to be: (i) a material diminution in your duties, authority or responsibilities; (ii) a material reduction in your Base Salary; or (iii) a willful and material breach by the Company its covenants and/or obligations under the Employment Agreement. You therefore understand and agree that you will not have grounds to resign with Good Reason at the conclusion of the Interim Period under Section 2(b)(iii)(A) and 2(e) of the Employment Agreement.

7.

If during the Interim Period or during the 12 months following the conclusion of the Interim Period (i.e., your reversion back to duties, authority and responsibilities solely of the Chief Financial Officer and Chief Business Officer), the Company terminates your employment without Cause pursuant to Section 2(b)(ii)(C) or you resign your employment with Good Reason under Section 2(b)(iii)(A) of the Employment Agreement, the severance payable under Section 4(e)(i) or 4(f)(i) of the Employment Agreement (as applicable) will be based on your Base Salary and the Additional Payment for the nine month or twelve month severance period, as applicable.

8.

For further clarity, the Retention Bonus payable to you under the Retention Bonus Agreement dated as of November 13, 2024 (“Retention Agreement”) remains in effect, provided, however, that the aggregate potential Retention Bonus will be up to seventy-five percent (75%) of the sum of your base salary, your target annual bonus (in each case in effect as of the date of the Retention Agreement) and the annualized Additional Payment. The Retention Agreement otherwise remains in full force and effect, including the obligation to achieve the Milestones.

9.	Except as modified or amended by the terms of this Agreement, the terms of your Employment Agreement remain in full force and effect.

10.

The Company has agreed to pay your attorney fees of up to $10,000 to negotiate this Agreement and payment of such legal fees will be made directly to your counsel within 20 business days after execution of this Agreement.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in a further writing and signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that is not expressly set forth in this Agreement or the Employment Agreement. The laws of the Commonwealth of Massachusetts shall govern the validity, interpretation, construction and performance of this Agreement. This Agreement is binding on the Company’s successors and assigns.

If you agree with the foregoing, please sign this Agreement in the space provided below and return the original executed copy.

Very truly yours,

/s/ Frank E. Thomas
Frank E. Thomas Chair of the Board

Accepted and agreed:

/s/ Esther Rajavelu	Date: January 10, 2025
Esther Rajavelu